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[DUPONT LOGO]                                                   [DUPONT ADDRESS]

                            NOTICE TO OPTION HOLDERS

THE OFFER CONTAINED IN THIS LETTER HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL. THE OFFER CONTAINED IN THIS LETTER IS NOT BEING MADE TO OPTION HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THIS OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER EID MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO EXTEND THIS OFFER TO OPTION HOLDERS IN ANY JURISDICTION.

                             OPTION EXCHANGE LETTER

April 17, 2003

TO: All Holders of options of DuPont Canada Inc. ("DuPont Canada") under the
    DuPont Canada Employee Stock Option Plan

Dear Option Holder:

     As you may be aware, DCI Acquisition Inc. (the "Purchaser"), a subsidiary of E. I. du Pont de Nemours and Company ("EID"), has made an offer (the "Offer") to purchase all of the outstanding class A common shares, series 1 of DuPont Canada not already owned by the Purchaser and its affiliates. If the Purchaser acquires these shares, DuPont Canada will likely cease to be a publicly traded company.

     The Offer to purchase DuPont Canada shares does not extend to DuPont Canada options. However, subject to obtaining all necessary regulatory and other approvals, EID is providing you with the opportunity to receive options to acquire shares of common stock of EID, if you surrender all of your unexercised options under the DuPont Canada Employee Stock Option Plan. EID is a publicly traded company listed on the New York Stock Exchange and trades under the symbol "DD". If you would like more information on EID, including links to recent filings EID has made with the U.S. Securities and Exchange Commission (the "SEC"), please refer to our website at http://www1.dupont.com/NASApp/dupontglobal/corp/index.jsp. You are encouraged to review this publicly available information prior to surrendering your unexercised DuPont Canada options. In addition, you should carefully review the Questions and Answers in the accompanying materials for more information about this offer.

     The offer by EID to issue you options to acquire shares of common stock of EID is conditional upon (i) you surrendering to DuPont Canada all of your options under the DuPont Canada Employee Stock Option Plan (whether vested or unvested and whether "in the money" or not) which are unexercised as of the Effective Date (as defined below); and (ii) the Purchaser taking up the shares deposited under the Offer. The surrender of your unexercised options and the issuance of EID options to you will be effective on the last date that the Purchaser takes up shares under the Offer (the "Effective Date"). If the Purchaser does not take up the shares deposited under the Offer, your surrender will not take effect and you will continue to hold your DuPont Canada options. For an explanation of what it means to "take up" shares, refer to the Questions and Answers in the accompanying materials.

     If you have DuPont Canada options that have vested, you may, in lieu of surrendering those options in exchange for EID options, exercise your right to acquire DuPont Canada shares pursuant to those options and tender those shares to the Purchaser under the Offer. AS EXPLAINED IN THE ACCOMPANYING QUESTIONS & ANSWERS, SUCH AN EXERCISE COULD HAVE ADVERSE TAX CONSEQUENCES. Once you receive your DuPont Canada shares, you will have certain rights as a shareholder. For more information on these rights, refer to the offering circular furnished in connection with the Offer. You should be aware that if you plan to exercise any options and tender shares under the Offer, we recommend that you exercise your DuPont Canada options no later than May 9, 2003 in order to ensure that you receive your DuPont Canada shares in time to tender under the Offer. For more information on how to tender your shares, refer to the offering circular furnished in connection with the Offer. Unless all of your options are vested and you plan to exercise all of them in time to tender under the Offer, if you wish to receive EID options in exchange for the surrender of your remaining unexercised options, you must still submit the Election Form in the accompanying materials in order to receive those EID options.
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EID OPTIONS

     The exchange of options is designed to preserve, to the extent possible, the intrinsic value of your DuPont Canada options. If the Purchaser takes up the shares deposited under the Offer, the number of EID options you will receive in exchange for the surrender of your DuPont Canada options will equal the number of DuPont Canada options you surrender divided by the "Exchange Ratio", and then rounded down to the nearest whole number. The Exchange Ratio is equal to the closing price on the New York Stock Exchange of the shares of common stock of EID on the last trading day prior to the Effective Date, divided by the price per share offered by the Purchaser for the class A common shares, series 1 of DuPont Canada on the Effective Date. For more information on how the number of EID options will be calculated, refer to the Questions and Answers in the accompanying materials.

     The exercise price for your EID options will equal the exercise price of your DuPont Canada options multiplied by the Exchange Ratio, and then rounded up to the next whole cent. For more information on how the exercise price will be calculated, refer to the Questions and Answers in the accompanying materials.

     For purposes of these calculations, U.S. and Canadian dollars will be converted using the noon rate of exchange as reported by the Bank of Canada on the last business day prior to the Effective Date.

     You may have DuPont Canada options which have been granted at different times and/or at different exercise prices. If you choose to receive EID options, you must surrender all of your unexercised DuPont Canada options. The number and exercise price of the EID options that you will receive will be calculated for each separate grant of options that you surrender. Provided that all of the conditions have been met and all necessary regulatory and other approvals have been received, you should receive information on the number of EID options that have been granted to you and their exercise price by mail within two to three weeks after the deadline for submitting the Election Form has passed.

     The other terms and conditions of your EID options, including the dates of vesting, post-employment exercisability provisions and expiration of the options, will be the same as the terms and conditions of your DuPont Canada options.

REASONS TO ACCEPT THIS OFFER

     If you are a Canadian resident, there may be tax benefits if you elect to exchange your existing DuPont Canada options for EID options. For more information on the tax treatment, refer to the Questions and Answers in the accompanying materials. You should be aware that the information we have provided on Canadian tax is not exhaustive of all Canadian federal income tax considerations. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF THE INCOME AND OTHER TAX LAWS OF YOUR COUNTRY, PROVINCE, TERRITORY, STATE OR LOCAL TAX AUTHORITY.

     EID options provide you with the opportunity to participate in any potential future appreciation in the value of the shares of common stock of EID. If the Purchaser takes up the shares deposited under the Offer, it, or one of its affiliates, may effect an amalgamation, statutory arrangement, capital reorganization or similar transaction involving DuPont Canada. If such an amalgamation, statutory arrangement, capital reorganization or similar transaction occurs, EID expects that the remaining class A common shares, series 1 of DuPont Canada, that have not been tendered under the Offer and which are not held by the Purchaser and its affiliates, will be converted into preferred shares. EID further expects that the preferred shares will have a fixed redemption value and will be immediately redeemable for a cash amount equal to the price per share offered under the Offer as at the Effective Date. This means that if you do not elect to exchange your unexercised DuPont Canada options for EID options, then after the amalgamation, arrangement, capital reorganization or similar transaction occurs, you will not be able to exercise your DuPont Canada options and receive DuPont Canada common shares. Instead, upon the exercise of your DuPont Canada options, you will receive preferred shares, immediately redeemable at a fixed value, which may be less than the exercise price of your DuPont Canada options. This means you will not be able to participate in any potential future appreciation in the value of the shares of DuPont Canada or EID, and you will be fully taxable on the entire amount of the stock option benefit (i.e. the excess of the redemption value of the preferred shares over the price paid for the shares).
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HOW TO EXCHANGE DUPONT CANADA OPTIONS

     IN ORDER TO EXCHANGE YOUR OPTIONS THE ELECTION FORM ENCLOSED IN THIS PACKAGE MUST BE RECEIVED BY COMPUTERSHARE TRUST COMPANY OF CANADA
("COMPUTERSHARE") BY 3:00 P.M. EDT ON MAY 22, 2003. If your Election Form is not received by Computershare on or before the deadline you will not be able to exchange your options.

HOW TO OBTAIN EID INFORMATION

     If you would like more information on EID, including links to recent filings EID has made with the SEC please refer to our website at http://www1.dupont.com/NASApp/dupontglobal/corp/index.jsp. In addition, information about EID may also be found in the following printed reports, which may be obtained without charge: 2002 Annual Review; 2002 Annual Report to the SEC filed on Form 10-K; and Quarterly reports to the SEC filed on Form 10-Q. Requests for copies of these documents should be addressed to: DuPont Corporate Information Center, CRP705-GS25, P.O. Box 80705, Wilmington, DE 19880-0705. Alternatively, you may phone (302)774-5991 or e-mail find.info@usa.dupont.com to obtain copies of these documents.

Sincerely,

(-s- John P. Jessup)
John P. Jessup
Vice President and Treasurer